Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements of Jo-Ann Stores, Inc. listed below of our reports dated March 21, 2006, with respect to the consolidated financial statements of Jo-Ann Stores, Inc. and Jo-Ann Stores, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Jo-Ann Stores, Inc., included in this Annual Report (Form 10-K) for the year ended January 28, 2006.

Form	Registration Number
S-8	333-72445	1998 Incentive Compensation Plan
S-8	333-128157	1998 Incentive Compensation Plan
S-8	333-10087	1990 Employees Stock Option and Stock Appreciation Rights Plan
S-8	333-10091	1996 Stock Option Plan for Non-Employee Directors
S-8	333-55278	Nonqualified Stock Option Awards to Certain Employees
S-8	333-55280	Jo-Ann Stores, Inc. Savings Plan 401(k)

/s/ Ernst & Young LLP
Cleveland, Ohio
April 10, 2006